CONSENT OF PETER MONTANO

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “NI 43-101 Technical Report Feasibility Study on the Fekola Gold Project in Mali” dated effective June 30, 2015, (ii) the mineral reserve estimates for the Otjikoto project, (iii) the mineral reserve estimates for the Fekola project, (iv) scientific and technical information related to operations matters contained in the Annual Information Form which appears as Exhibit 99.1 to B2Gold Corp’s Annual Report on Form 40-F, (v) scientific and technical information related to operation matters contained in the Management’s Discussion and Analysis which appears as Exhibit 99.3 to B2Gold Corp’s Annual Report on Form 40-F, (vi) the Otjikoto and Fekola stockpile resource estimates contained in the Annual Information Form which appears as Exhibit 99.1 to B2Gold Corp’s Annual Report on Form 40-F, (vii) the report titled “Otjikoto Gold Mine, Namibia NI 43-101 Technical Report” dated effective March 19, 2019, (viii) the material change report of B2Gold Corp. dated effective March 26, 2019 with respect to the expansion study preliminary economic assessment for the Fekola mine, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Peter Montano
Peter Montano

June 17, 2019